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                                                                    Exhibit 12.1

VOLUME SERVICES AMERICA, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS)

                                                                                                     39 Weeks Ended
                                                 1998       1999       2000       2001       2002   10/1/02   9/30/03
                                                 ----       ----       ----       ----       ----   -------   -------
Income (loss) from continuing operations
  before income taxes, extraordinary
  item and cumulative effect of change
  in accounting principle                      (2,220)    (6,068)    (5,507)    (4,032)     4,309     7,305     7,327

Add Fixed Charges:
  Interest Expense (excluding capitalized)     10,771     21,554     25,066     21,998     19,311    14,588    13,955
  Amortization of loan costs                      551      1,475      1,511      1,431      1,431     1,073     1,073
  Interest factor in rents                        338        643        878        812        865       629       600

                                               ----------------------------------------------------------------------
Total earnings as defined                       9,440     17,604     21,948     20,209     25,916    23,595    22,955
                                               ======================================================================

Fixed Charges:
  Interest Expense                             10,771     21,554     25,066     21,998     19,311    14,588    13,955
  Amortization of loan costs                      551      1,475      1,511      1,431      1,431     1,073     1,073
  Interest factor in rents                        338        643        878        812        865       629       600
                                               ----------------------------------------------------------------------
                                               11,660     23,672     27,455     24,241     21,607    16,290    15,628
                                               ======================================================================

                                               11,322     23,029     26,577     23,429     20,742    15,661    15,028
Ratio of Earnings to Fixed Charges               --         --         --         --         1.20      1.45      1.47


Deficiency in the coverage of fixed charges    (2,220)    (6,068)    (5,507)    (4,032)      --        --        --
                                               ======================================================================

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